EXHIBIT 10.2

PUGET ENERGY, INC.
PUGET SOUND ENERGY, INC.

SECOND AMENDMENT TO AGREEMENT

SECOND AMENDMENT TO AGREEMENT (this "Amendment"), effective as of February 9, 2006, amends the agreement (the "Agreement"), dated as of January 1, 2002 and amended as of May 10, 2005, between Puget Sound Energy, Inc. ("PSE") and Puget Energy, Inc. ("Puget Energy"), both Washington corporations (PSE and Puget Energy, collectively, the "Company"), and Stephen P. Reynolds ("Executive").

WHEREAS, the Company and Executive wish to conform the definition of Change in Control in the Agreement to the definition on Change of Control in the PSE amended and restated form of Change of Control Agreement for PSE executive officers and in the PE amended 2005 Long-Term Incentive Plan by changing the definition of Change of Control in the Agreement to include (i) the acquisition of 30% rather than 20% of PE common stock or voting power and (ii) consummation rather than shareholder approval of a Business Combination, with a carve out for continuing ownership of 60% rather than 66-2/3%; and

WHEREAS, the Company and Executive also wish to amend the Agreement in certain respects to reflect the provisions of Section 409A of the Internal Revenue Code, as amended, and any regulations and other guidance issued thereunder;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and Executive agree as follows:

1.	The second paragraph of Section 7, which begins "Executive may, by giving written notice to the Company..." shall be deleted in its entirety

2.	Section 7(e)(i) shall be replaced in its entirety by the following:

(i) The acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of 30% or more of either (A) the outstanding Puget Energy common stock or (B) the outstanding Puget Energy voting securities; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition of securities by Puget Energy, (y) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by Puget Energy or any corporation controlled by Puget Energy, or (z) any acquisition by any corporation pursuant to a business combination, if, following such business combination, the conditions described in clauses (1), (2) and (3) of subsection (iii) of this Section 7(e) are satisfied; or

3. Section 7(e)(iii) of the Agreement shall be replaced in its entirety by the following:

(iii) Consummation of a Business Combination (which means (A) a reorganization, exchange of securities, merger, consolidation or other business combination involving Puget Energy or (B) the sale or other disposition of all or substantially all the assets of Puget Energy or PSE) unless after giving effect to such Business Combination and any equity financing completed or contemplated in connection with or as a result of such Business Combination, (1) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the outstanding Puget Energy common stock and outstanding Puget Energy voting securities immediately prior to such Business Combination in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the outstanding Puget Energy common stock and outstanding Puget Energy voting securities, as the case may be, (2) no Person (excluding Puget Energy and any employee benefit plan (or related trust) of Puget Energy or its affiliates) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from or effecting such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such Business Combination.

4. The first sentence of the first paragraph of Section 12, shall be replaced in its entirety by the following:

The amounts specified in this Agreement, other than any payments which Executive has elected to receive in the form of a monthly annuity or has elected to defer under a deferred compensation plan, shall be paid by the Company no more than 30 days after the date of termination or, in the case of payments due under Section 7(e)(A), Change in Control.

5. The following new Section 23 shall be added to the Agreement:

Section 409A

Notwithstanding anything to the contrary in this Agreement, any cash payments otherwise due to Executive under this Agreement on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination, provided, however, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of this Agreement, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), will not apply to an earlier payment of such cash severance payments. In addition, this Agreement (and any stock options granted pursuant hereto) will be deemed amended to the extent necessary to avoid the imposition of any additional tax on (or income recognition prior to payment to or, in the case of stock options, exercise by) Executive under Code Section 409A, including any temporary or final Treasury Regulations and guidance promulgated thereunder, and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

6. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PUGET SOUND ENERGY, INC.

By: /s/ Stephen E. Frank
                        Stephen E. Frank
                                    Title: Chair, Compensation and Leadership
                                    Development Committee, Puget Sound Energy, Inc. Board of Directors

PUGET ENERGY, INC.

By: : /s/ Stephen E. Frank
   Stephen E. Frank
   Title: Chair, Compensation and Leadership
   Development Committee, Puget Energy, Inc. Board of Directors

EXECUTIVE

      /s/ Stephen P. Reynolds
            Stephen P. Reynolds